                                                                     EXHIBIT 2.5

                        MASTER ASSET PURCHASE AGREEMENT

                                    BETWEEN

                           CORINTHIAN COLLEGES, INC.

                                   AS BUYER,


                                      AND


                            PHILLIPS COLLEGES, INC.
                        AND CERTAIN OF ITS SUBSIDIARIES

                              AS SELLING PARTIES



                         DATED AS OF OCTOBER 17, 1996

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
ARTICLE I      SALE AND PURCHASE OF ASSETS................................   1
     1.1       Purchased Assets to be Transferred.........................   1
               1.1.1  Intellectual Property...............................   2
               1.1.2  Goodwill............................................   2
               1.1.3  Curriculum..........................................   2
               1.1.4  Promotional Material................................   2
               1.1.5  Other Intangible Assets.............................   2
     1.2       Excluded Assets............................................   2
     1.3       Timing of Transfer of Purchased Assets.....................   2

ARTICLE II     CONSIDERATION..............................................   3
     2.1       Purchase Price.............................................   3
     2.2       Cash Consideration.........................................   3
               2.2.1  Tier I..............................................   3
               2.2.2  Tier II.............................................   3
               2.2.3   ...................................................   3
               2.2.4  Adjustment of Final Payment.........................   6
     2.3       Obligations and Liabilities to be Assumed..................   6
     2.4       Excluded Liabilities.......................................   7
     2.5       Allocation of Purchase Price...............................   7
     2.6       Excise and Property Taxes..................................   7
     2.7       Employees..................................................   7
     2.8       Use of "Phillips Colleges, Inc." Name Marked on Inventories   8
     2.9       No Option or Right to Offset...............................   8

ARTICLE III    CLOSING....................................................   8
     3.1       Tier I Closing.............................................   8
     3.2       Tier II Closing............................................   8
     3.3       Deliveries by Selling Parties at each Tier Closing.........   8
     3.4       Deliveries by Selling Parties at the Tier I Closing Only...   9
     3.5       Deliveries by Buyer at each Tier Closing...................  10
     3.6       Deliveries by Buyer at the Tier I Closing Only.............  10
     3.7       Delivery by Buyer at the Tier II Closing Only..............  11

ARTICLE IV     TERMINATION................................................  11
     4.1       Termination................................................  11

                                                                           Page
                                                                           ----
     4.2       Effect of Termination.....................................   11

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE SELLING
               PARTIES...................................................   12
     5.1       Corporate Power...........................................   12
     5.2       Capacity; Authorization; Binding Effect...................   12
     5.3       No Conflicts..............................................   12
     5.4       Title to the Purchased Assets.............................   13
     5.5       Tradenames; Confidential Information......................   13
     5.6       Insurance.................................................   13
     5.7       Absence of Certain Changes................................   14
     5.8       Solvency..................................................   14
     5.9       Delivery of Documents.....................................   14
     5.10      Disclosure................................................   15
     5.11      Incorporation by Reference................................   15
     5.12      Survival of Representations and Warranties................   15

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF BUYER...................   15
     6.1       Incorporation; Authority..................................   15
     6.2       Due Authorization; Binding Agreement......................   15
     6.3       No Violation or Conflict..................................   16
     6.4       No Undisclosed Liabilities................................   16
     6.5       Consents and Approvals....................................   16
     6.6       Disclosure................................................   16
     6.7       Capitalization............................................   16
     6.8       Survival of Representations and Warranties................   17

ARTICLE VII    COVENANTS.................................................   17
     7.1       Covenants of the Selling Parties Pending Tier II Closing..   17
     7.2       Support Services Covenants................................   18
     7.3       Covenants of Buyer Pending Tier II Closing................   18
     7.4       Closing and Post-Closing Covenants........................   18
               7.4.1  Further Assurances.................................   18
               7.4.2  Mutual Cooperation.................................   18
               7.4.3  Access to Employees................................   18
     7.5       Access and Maintenance of Records.........................   19
     7.6       Coordination of Agreements................................   19
     7.7       Guaranty .................................................   20
     7.8       Limitation on Dividends...................................   20

                                                                           Page
                                                                           ----
ARTICLE VIII   CONDITIONS                                                    20
     8.1       Conditions Precedent to Obligations of Buyer................. 20
     8.3       Conditions Precedent to Obligations of Buyer at the Tier II
               Closing...................................................... 21
     8.4       Conditions Precedent to Obligations of Selling Parties....... 21

ARTICLE IX     MISCELLANEOUS................................................ 23
     9.1       Binding Effect............................................... 23
     9.2       Notices...................................................... 23
     9.3       Entire Agreement............................................. 24
     9.4       Risk of Loss or Damage; Insurance............................ 25
     9.5       Waiver....................................................... 25
     9.6       Governing Law................................................ 25
     9.7       Headings..................................................... 25
     9.8       Counterparts................................................. 25
     9.9       Severability................................................. 25
     9.10      Time is of the Essence....................................... 25
     9.11      Brokers or Finders........................................... 25
     9.12      Indemnification by........................................... 26
     9.13      Indemnification by Buyer..................................... 26
     9.14      Procedure for Indemnification................................ 27
               9.14.1....................................................... 27
               9.14.2....................................................... 27
               9.14.3 ...................................................... 27
               9.14.4  Indemnification Floor................................ 28
               9.14.5  Payments from Escrow................................. 28
               9.14.6  Maximum Liabilities.................................. 28
               9.14.7  Definition........................................... 28
               9.14.8  Indemnification Time Limit........................... 29
               9.14.9  Definition........................................... 29
     9.15      Exclusive Remedy............................................. 29
     9.16      Limitation................................................... 29
     9.17      No Double Indemnification.................................... 29
     9.18      Dispute Resolution and Arbitration........................... 30
               9.18.1  Negotiation Between Executives....................... 30
               9.18.2  Arbitration.......................................... 30
     9.19      Third Party Beneficiaries.................................... 30
     9.20      Bulk Transfers............................................... 30
     9.21      Expenses..................................................... 31

                                   SCHEDULES
                                   ---------



SCHEDULE 2.5          Allocation of Purchase Price Among the Purchased Assets
--------
SCHEDULE 2.7          Employees
--------
SCHEDULE 5.3          No Conflicts
--------
SCHEDULE 5.4          Permitted Exceptions
--------
SCHEDULE 5.5          Intellectual Property
--------
SCHEDULE 5.6          Insurance
--------
SCHEDULE 5.7          Absence of Certain Changes
--------
SCHEDULE 6.5          Consents and Approvals
--------

                                   EXHIBITS
                                   --------

EXHIBIT A           List of Subsidiaries of Phillips
-------
EXHIBIT B           Bid Prices
-------
EXHIBIT C           Assignment and Assumption Agreement
-------
EXHIBIT D           Bill of Sale
-------
EXHIBIT E-1         Buyer's Officers' Certificate
-------
EXHIBIT E-2         Sellers' Officers' Certificate
-------
EXHIBIT F-1         Form of Opinion of Buyer's Counsel
-------
EXHIBIT F-2         Form of Opinion of Sellers' Counsel
-------
EXHIBIT G           Trademark License Agreement
-------
EXHIBIT H           Tier I Escrow Agreement
-------
EXHIBIT I           Support Services Agreement
-------
EXHIBIT J           Real Property Agreement
-------
EXHIBIT K           Value Prices
-------
EXHIBIT L           Interim Note
-------
EXHIBIT M           Escrow Funding Note
-------
EXHIBIT N           Guaranty
-------

                        MASTER ASSET PURCHASE AGREEMENT


          This Master Asset Purchase Agreement, dated as of October 17, 1996 (the "Agreement"), is entered into by and among Corinthian Colleges, Inc., a Delaware corporation ("Buyer"), on the one hand, and Phillips Colleges, Inc., a Mississippi corporation ("Phillips"), and certain subsidiaries of Phillips as identified on EXHIBIT A (the "Sellers" and, together with Phillips, the "Selling
              -------
Parties"), on the other hand.

                               P R E A M B L E :

          WHEREAS, Sellers own, operate and administer, among other things, those certain post-secondary, vocational training schools listed on EXHIBIT B
                                                                    -------
attached hereto and made a part hereof by this reference (the "Schools");

          WHEREAS, for purposes of this Agreement, the parties have separated the Schools into two groups, designated as the "Tier I Schools" and the "Tier II Schools" as specified on EXHIBIT B;
                         -------

          WHEREAS, Buyer desires to buy, through the payment of cash, the assumption of liabilities of the Selling Parties and other valuable consideration, and the Selling Parties desire to sell, all intangible assets and certain other assets and property owned by the Selling Parties and used directly in the business of the Schools, and certain related assets as specified herein, upon the terms and conditions hereinafter set forth; and

          WHEREAS, concurrently herewith, affiliates of Buyer, namely, Rhodes Colleges, Inc., a Delaware corporation ("Rhodes"), Rhodes Business Group, Inc., a Delaware corporation ("Rhodes Group"), and Florida Metropolitan University, Inc., a Florida corporation ("FMU"), and the Selling Parties are entering into that certain Schools Acquisition Agreement (the "Secondary Agreement"), pursuant to which Buyer or its affiliates is purchasing all of the tangible assets and property and certain other assets owned by the Selling Parties used directly in the business of the Schools specified therein;

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

          1.1  Purchased Assets to be Transferred.  Subject to the terms and
               ----------------------------------
conditions of this Agreement, the Selling Parties hereby agree to sell, assign, convey, transfer and deliver to Buyer and Buyer hereby agrees to assume the Assumed Liabilities (as defined in Section 2.3 below) from the Selling Parties and to purchase from the Selling Parties all of the Selling Parties' right, title and interest in and to the following assets (the "Purchased Assets"), subject to all existing mortgages, pledges, liens, claims, restrictions, encumbrances, options, rights and security interests of any kind or nature, including the Permitted Exceptions (as defined in Section 5.4 below), and except for the Excluded Assets (as defined in
Section 1.2 below):

               1.1.1   Intellectual Property.  All patents, trademarks, service
                       ---------------------
marks, licenses and copyrights (whether or not registered) and all applications and registrations therefor, owned by the Selling Parties and used directly in connection with the operation of the Schools, and all computer programs and software owned by the Selling Parties and used directly in the operation of the Schools, including those described in SCHEDULE 5.5 (the "Intellectual
                                      --------
Property"), but excluding the name "Phillips" or "Phillips Colleges" and any derivatives thereof, and any trademarks, tradenames, logotypes or servicemarks related thereto and any trademarks, tradenames, logotypes or servicemarks licensed to Buyer in accordance with the Trademark License Agreement (as defined in Section 3.4.1 below);

               1.1.2   Goodwill.  All of the goodwill and going concern value of
                       --------
the Selling Parties related exclusively to the Schools;

               1.1.3   Curriculum.  Copies of all curricula both owned and/or
                       ----------
licensed by the Selling Parties (and which the Selling Parties have a right to transfer) and currently being taught or which has been taught in the two most recent academic years at the Schools and, with respect to any such curricula licensed by the Selling Parties, the right to use, on a royalty free basis, all such curricula (in accordance with the terms of the applicable license);

               1.1.4   Promotional Material.  All of Phillips' right, title and
                       --------------------
interest in and to the promotional and marketing materials related exclusively to the Schools; and

               1.1.5   Other Intangible Assets. All other intangible assets
                       -----------------------
of the Sellers used exclusively by the Schools not covered in the foregoing provisions of this Section 1.1.

          1.2  Excluded Assets.  The Excluded Assets shall not be conveyed
               ---------------
hereunder. The "Excluded Assets" are all assets of the Selling Parties not sold in accordance with Section 1.1, above, including, but not limited to, all assets being transferred to Buyer or its affiliates pursuant to the Secondary Agreement and any assets of the Selling Parties not included in the Purchased Assets as defined hereunder or as defined in the Secondary Agreement.

          1.3  Timing of Transfer of Purchased Assets.  The Purchased Assets
               --------------------------------------
related to the Tier I Schools shall be purchased, and the Assumed Liabilities related to the Tier I Schools shall be assumed, at the Tier I Closing (as defined in Section 3.1 below); the Purchased Assets related to the Tier II Schools shall be purchased, and the Assumed Liabilities related to the Tier II Schools shall be assumed, at the Tier II Closing (as defined in Section 3.2 below).

                                  ARTICLE II
                                 CONSIDERATION

          2.1  Purchase Price.  In consideration of the sale of the Purchased
               --------------
Assets by the Selling Parties to the Buyer, the Buyer shall pay the Purchase Price (as hereinafter defined) to Phillips for itself and/or as agent for the Sellers or any other parties as designated by Phillips (in such capacities, the "Phillips Payee"), in the manner and at the times set forth below, subject to adjustment as hereinafter set forth, and assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement (as hereinafter defined).

          2.2  Cash Consideration.  The Purchase Price shall be equal to the sum
               ------------------
of the Tier I Payment, the Tier II Payment and the Final Payment, subject to adjustment as set forth herein and in the escrow agreements, payable as follows:

               2.2.1   Tier I.  At the Tier I Closing, Buyer shall pay to the
                       ------
Phillips Payee in cash by wire transfer of immediately available funds $14,000,000 (the "Tier I Payment").

               2.2.2   Tier II.  At the Tier II Closing, Buyer shall pay to the
                       -------
Phillips Payee in cash by wire transfer of immediately available funds an amount calculated in accordance with Section 8.3 hereof (the "Tier II Payment"); provided, however, thirteen and one-third percent (13 1/3%) of such Tier II Payment (the "Tier II Escrow Amount") shall be paid and held in escrow pursuant to the terms of an escrow agreement in form and substance reasonably satisfactory to the parties hereto (the "Tier II Escrow Agreement").

               2.2.3

                       (a)    Final Payment. On the earlier of (i) the last date
                              -------------
on which: (1) the U.S. Department of Education ("ED") has certified all of the Tier I Schools as eligible to participate in the programs of student financial assistance administered pursuant to Title IV of the Higher Education Act of 1965 as amended ("Title IV"); and (2) some or all of the guaranty agencies which guarantee Federal Family Education Loan ("FFEL") program loans for the Schools resume such activities such that any combination of Schools with an aggregate value of $17,600,000 (based on the Tier I Bid Prices set forth in EXHIBIT B) are
                                                                  -------
able to receive FFEL program funds; or (ii) 60 days after the Tier I Closing (the "Final Payment Date"), Buyer shall pay $4,000,000 (the "Final Payment") as follows: (y) $1,100,000 ("Payment Amount") to the Phillips Payee pursuant to the terms of the Interim Note attached hereto as EXHIBIT L, and (z) subject to
                                             -------
Section 2.2.4, $2,900,000 of the Final Payment (the "Tier I Escrow Amount") shall be paid in accordance with the terms of the Escrow Funding Note attached hereto as EXHIBIT M ("Escrow Funding Note"). Pursuant to the terms of the Escrow
          -------
Funding Note, the Tier I Escrow Amount shall be paid and held in escrow pursuant to the terms thereof and of the escrow agreement in the form attached hereto as EXHIBIT H and to be executed by the parties at the Tier I Closing (the "Tier I
-------
Escrow Agreement"). The Final Payment shall be paid in accordance with the provisions of this Section 2.2.3(a) without any right or option of offset by Buyer against any amounts which Buyer claims are owed to it hereunder, under the Secondary Agreement, the Real

Property Agreement, any note issued pursuant hereto or thereto or any other agreement, certificate, instrument or document related hereto or thereto or otherwise by the Selling Parties as of the Final Payment Date.

                    (b)  Escrow. The Tier I Escrow Agreement shall provide for
                         ------
the distribution of escrow funds in the following amounts and upon the following occurrences:

                    (i) $800,000 of the escrow funds, together with all interest earned since the Tier I Closing Date on that amount, shall be disbursed to the Phillips Payee upon completion and filing with ED of compliance audits for each of the Tier I Schools covering the period July 1, 1995 through June 30, 1996, as required by the provisions of 34 C.F.R. (SEC.) 668.23, which Buyer agrees to seek to file not later than 120 days but shall file no later than 150 days following the Tier I Closing Date; provided, however, if such compliance audits reflect potential liabilities in excess of $10,000 for any Tier I School, Buyer shall provide the Selling Parties with the opportunity to review and comment on a draft of such audits prior to the filing thereof and shall cooperate in good faith with the Selling Parties to incorporate any comments the Selling Parties may have with respect to such audits. In the event that any such compliance audits establish a claim for indemnification under Section 9.12 of this Agreement, the escrow agent will continue to retain an amount sufficient to satisfy such claims up to $800,000 of the escrow funds, which retained amount shall be released to the Phillips Payee, together with all interest earned on such funds since the Tier I Closing Date, upon resolution of the compliance audits and payment of any such claim, if any, by Selling Parties once such indemnification claim is Definitively Resolved. At the option of the Phillips Payee, the Phillips Payee may execute an instruction in accordance with the Tier I Escrow Agreement directing the escrow agent to pay to the applicable creditors that amount of the funds in the escrow account necessary to satisfy the liabilities of the Selling Parties with respect to such compliance audits (together with all interest earned since the Tier I Closing Date on the funds so released) and to release to the Phillips Payee the difference between such amount and $800,000 of the funds in the escrow account, together with all interest earned since the Tier I Closing Date on the funds so released to the Phillips Payee.

                    (ii) the difference between $800,000 of the escrow funds less the amount of the Final TFC Payment (as defined below) (the "Reduced Release Amount"), together with all interest earned since the Tier I Closing Date on that amount, shall be released to the Phillips Payee on the second (2d) anniversary of the Tier I Closing Date; provided, however, the escrow agent will continue to retain an amount therefrom sufficient to satisfy any indemnification claims under Section 9.12 which have been noticed in accordance with Section
9.14 of this Agreement up to the Reduced Release Amount of the escrow funds, which retained amount shall be released, together with all interest earned on such funds since the Tier I Closing Date, upon resolution of the pending indemnification claims and payment of any liability amounts owed by Selling Parties once such claim is Definitively Resolved. At the option of the Phillips Payee, the Phillips Payee may execute an instruction in accordance with the Tier I Escrow Agreement directing the escrow agent to pay to the applicable creditor(s), up to the amount of Reduced Release Amount, that amount of the funds in the escrow account necessary to satisfy the resolved indemnification claims and to release to the Phillips Payee the difference between such amount and the Reduced Release Amount in the escrow account, in each case, together with all interest earned since the Tier I Closing Date on the funds so released, to such creditor(s) and to the Selling Parties, as applicable.

                    (iii) $800,000 of the escrow funds, together with all interest earned since the Tier I Closing Date on that amount, shall be released to the Phillips Payee on the earlier of the following ("Release Date"): (1) conduct of a program review by ED with respect to at least nine (9) of the Schools pursuant to which ED does not assert Title IV liabilities in an aggregate amount in excess of $800,000, for periods prior to the Tier I Closing Date; or (2) the second (2d) anniversary of the Tier I Closing Date; provided, however, the escrow agent will continue to retain an amount sufficient to satisfy any indemnification claims under Section 9.12 which have been noticed in accordance with Section 9.14 of this Agreement prior to the Release Date up to $800,000 of the escrow funds, which retained amount shall be released to the Phillips Payee, together with all interest earned on such funds since the Tier I Closing Date, upon resolution of the pending indemnification claims and payment of any liability amounts owed by Selling Parties in connection therewith once such claims are Definitively Resolved (as defined herein). At the option of the Phillips Payee, the Phillips Payee may execute an instruction in accordance with the Tier I Escrow Agreement directing the escrow agent to pay to the applicable creditor(s) that amount of the funds in the escrow account necessary to satisfy the resolved indemnification claims and to release to the Phillips Payee the difference between such amount and $800,000 of the funds in the escrow account, in each case, together with all interest earned since the Tier I Closing Date on the funds so released to creditors and to the Selling Parties, as applicable.

                    (iv) Buyer shall receive a reduction to the Purchase Price equal to 40% of the Bid Price for any Florida School as listed on EXHIBIT
                                                                        -------
B ("CDR Adjustment Amount") if any such School's official cohort default rate for FY 1995 and FY 1996 exceeds 25%, up to an aggregate maximum CDR Adjustment Amount of $1,000,000 for all such Schools, upon the following conditions: After the Tier I Closing, in the event that Buyer receives notice that the official FY 1995 cohort default rate for any Florida School listed on EXHIBIT B is greater
                                                          -------
than 25%, (a) if the aggregate CDR Adjustment Amount is greater than $500,000, the escrow agent will retain the CDR Adjustment Amount up to an aggregate maximum amount of $1,000,000 for all such Schools, and (b) if the aggregate CDR Adjustment Amount is less than $500,000, the escrow agent will release to the Phillips Payee the difference between $500,000 and the CDR Adjustment Amount, if any. In the event that any Florida School in respect of which the escrow agent is retaining the CDR Adjustment Amount receives notice that the official FY 1996 cohort default rate for such School is greater than 25%, then the escrow agent will pay the CDR Adjustment Amount with respect to such School to the Buyer, in accordance with the provisions of the Tier I Escrow Agreement and will release to the Phillips Payee the difference between the CDR Adjustment Amount retained and the amount so released to Buyer. If, however, any Florida School in respect of which the escrow agent is retaining the CDR Adjustment Amount receives notice that the official FY 1996 cohort default rate for such School is less than 25%, the escrow agent will pay such CDR Adjustment Amount to the Phillips Payee; provided, however, that the aggregate amount so paid to the Phillips Payee will not exceed $500,000. Notwithstanding the foregoing, in the event that all of the Florida Schools listed on

EXHIBIT B have received notice of their pre-publication cohort default rate for
-------
FY 1995 and one or more of such Schools' pre-publication cohort default rates for FY 1995 is less than 12%, the escrow agent shall pay the Phillips Payee the lesser of (A) $500,000 or (B) the amount equal to the potential CDR Adjustment Amount for such School or Schools with pre-publication cohort default rates less than 12%; provided, however, that the Selling Parties will be required to repay that amount to Buyer in the event that Buyer receives notice that the official cohort default rate for FY 1995 for such School or Schools is greater than 25%. In the event that the official cohort default rate for 1995 for any Florida School listed on EXHIBIT B is greater than 25% and such School receives notice
                 -------
that its pre-publication cohort default rate for FY 1996 is less than 12%, an amount equal to the potential CDR Adjustment Amount for that School will be released to the Phillips Payee; provided, however, that the amount so paid to the Phillips' Payee shall not exceed the amount equal to (y) $500,000 less (z) the aggregate amount previously released to the Phillips Payee under this
Section 2.2.3(b)(iv) and, provided, further that the Selling Parties will be required to repay that amount to Buyer in the event that Buyer receives notice that the official cohort default rate for FY 1996 for that School is greater than 25%.

                    (v) On the second (2d) anniversary of the Tier I Closing Date, the Final TFC Payment shall be released to Buyer from the Escrow Amount. For purposes of this Section 2.2.3(b)(v) only, if the Final TFC Payment exceeds the amount of escrow funds remaining in the Escrow Account at such second (2d) anniversary, Buyer shall have full recourse to collect from Phillips the amount of such excess. The term "Final TFC Payment" means an amount equal to one-half (1/2) of the difference between (y) the TFC Adjustment (as defined in Section 2.8(c) of the Secondary Agreement) less (z) $800,000.

          2.2.4  Adjustment of Final Payment.  If under Section 6(f) of the
                 ---------------------------
on or before the thirtieth day after the Tier I Closing by reason of the failure of any condition within the control of the Selling Parties, including, without limitation, any failure by Selling Parties to give good and marketable title to the real estate to be sold to Buyer in accordance with the Real Property Agreement, (1) the Tier I Escrow Amount shall be reduced to $2,100,000, thereby canceling $800,000 of the principal amount of the Escrow Funding Note and adjusting the amount of the Final Payment to $3,200,000, (2) notwithstanding
Section 2.2.3 above, on the Final Payment Date the principal amount of the Escrow Funding Note, as so reduced, plus all accrued interest thereon, if any, shall be paid to the Escrow Agent and held in escrow pursuant to the Escrow Agreement in complete satisfaction of the Escrow Funding Note, and (3) no amounts shall be released to the Phillips Payee from escrow pursuant to subparagraph (iii) of Section 2.2.3(b).

     2.3  Obligations and Liabilities to be Assumed.  Upon each of the Tier I
          -----------------------------------------
Closing and the Tier II Closing (each, a "Tier Closing"), with respect to the applicable Schools, Buyer shall, by an appropriate instrument of assumption to be executed and delivered at each Tier Closing substantially in the form of EXHIBIT C hereto (the "Assignment and Assumption Agreement"), assume and agree
-------
to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, all of the following obligations, commitments and liabilities of Phillips relating to or arising from the Tier I Schools or Tier II Schools, as applicable (collectively, the "Assumed Liabilities"): (i) with respect to the Intellectual Property; and (ii) otherwise arising directly from the Purchased Assets.

          2.4  Excluded Liabilities.  No obligations and liabilities of the
               --------------------
Selling Parties other than the Assumed Liabilities (collectively, the "Excluded Liabilities") and the Assumed Liabilities as defined under the Secondary Agreement will be assumed by Buyer or its affiliates pursuant to this Agreement or the Secondary Agreement.

          2.5  Allocation of Purchase Price.  Buyer and the Selling Parties
               ----------------------------
agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in SCHEDULE 2.5 attached hereto. Buyer
                                            --------
and the Selling Parties agree that each will report the federal, state and local income tax and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise; provided that in the reasonable opinion of the Selling Parties, Buyer's allocation complies with Section 1060 of the Internal Revenue Code of 1986, as amended (the "IRC"), and relevant Treasury regulations thereunder and Buyer has provided information required pursuant to Section 1060(b) of the IRC and other relevant authority in written form reasonably satisfactory to the Selling Parties on or before November 30, 1996. Buyer agrees to provide to the Selling Parties specific allocations of the Purchase Price to intangible personal property within ten (10) business days of the Tier I Closing or Tier II Closing, as applicable, together with a certificate of the Selling Parties representing that the allocation to intangible personal property constitutes Buyer's representation regarding the fair market value of such intangible personal property and that Buyer will use such allocation for all financial reporting and will not take any position inconsistent with such allocation upon examination of any tax return, in any refund claim, in litigation or otherwise.

          2.6  Excise and Property Taxes.  Selling Parties shall prepare and
               -------------------------
file all required sales and use tax returns reporting the sale of the Purchased Assets. Buyer shall pay seventy-five percent (75%), and the Selling Parties shall pay twenty-five percent (25%) of all sales and use taxes arising out of the transfer of the Purchased Assets. Each of Buyer and the Selling Parties shall pay its respective portion, prorated as of the applicable Tier Closing, of state and local personal property taxes related to the Purchased Assets.

          2.7  Employees.  SCHEDULE 2.7 contains a list of employees at
               ---------   --------
Phillips' headquarters to be offered employment by Buyer including each employee's title, base salary and earned vacation time and sick leave as of August 31, 1996. Buyer may, in its sole discretion, extend an offer of employment to any of such employees (except for those employees whose employment is severed or terminated in the ordinary course of business prior to the Tier I Closing or the Tier II Closing, as applicable) from and after the Tier I Closing or Tier II Closing, as applicable. Notwithstanding the foregoing, until the later of the Tier II Closing or December 31, 1996, all of Buyer's offers of employment to employees employed at Phillips' headquarters must be approved in advance by Phillips. Buyer shall pay, perform and assume the Selling Parties' obligations for vacation and sick pay benefits of employees hired by Buyer which accrue prior to the date on which such employee becomes an employee of Buyer and remain unpaid in the ordinary course of business on such date, and shall include such employees in a medical plan which provides for a waiver of waiting time and pre-existing conditions.

          2.8  Use of "Phillips Colleges, Inc." Name Marked on Inventories.  In
               -----------------------------------------------------------
recognition of the fact that certain of the Purchased Assets constituting inventories may have imprinted or otherwise marked thereon the name "Phillips Colleges, Inc." or derivatives thereof, and trademarks and servicemarks relating thereto and certain associated logotypes, the Selling Parties hereby agree that Buyer may use and distribute such inventories until they have been exhausted and hereby grant to Buyer a non-exclusive, royalty-free license to use such names, trademarks, servicemarks and logotypes in connection therewith, pursuant to the terms of the Trademark License Agreement.

          2.9  No Option or Right to Offset.  Buyer shall have no right or
               ----------------------------
option to offset any amounts which Buyer claims are owed to it under this Agreement or under the Secondary Agreement, the Real Property Agreement, any
note issued pursuant hereto or thereto any other agreement, certificate, instrument or document related hereto or thereto or otherwise by the Selling Parties against any amounts which Buyer owes to the Selling Parties under this Agreement or under the Secondary Agreement, the Real Property Agreement, any
note issued pursuant hereto or thereto, or any other agreement, certificate, instrument or document related hereto or thereto, provided, however, that Buyer may offset amounts it owes to the Phillips Payee pursuant to the Escrow Funding Note or the Interim Note if any of the Selling Parties owe Buyer any amount pursuant to Section 2.8 of the Secondary Agreement.


                                  ARTICLE III
                                    CLOSING

          3.1  Tier I Closing.  The closing of the transactions related to the
               --------------
Tier I Schools contemplated by this Agreement (the "Tier I Closing") will take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660, simultaneously with the execution and delivery of this Agreement (the "Tier I Closing Date"). The Tier I Closing shall be effective as of 12:01 a.m. Central Standard Time on the Tier I Closing Date.

          3.2  Tier II Closing.  Subject to the satisfaction of the conditions
               ---------------
precedent listed in Article VIII, the closing of the transactions related to the Tier II Schools contemplated by this Agreement (the "Tier II Closing" and, together with the Tier I Closing, the "Tier Closings") will take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, Suite 1700, Newport Beach, California 92660, on the last business day of the calendar month immediately following the date which is sixty (60) days following Buyer's receipt of an official written determination from ED of each Tier II School's official 1994 cohort default rate ("CDR"), or within five (5) business days after such later date as all the conditions to the Tier II Closing set forth in
Article VIII have been satisfied (the "Tier II Closing Date"), but in no event later than December 31, 1996, subject to the provisions of this Agreement. The Tier II Closing shall be effective as of 12:01 a.m. Central Standard Time on the Tier II Closing Date.

          3.3  Deliveries by Selling Parties at each Tier Closing.  At each Tier
               --------------------------------------------------
Closing, the Selling Parties shall deliver or cause to be delivered to Buyer the following:

               3.3.1 The following documents of transfer and assignment duly executed by the Selling Parties relating to that portion of the Purchased Assets to be conveyed to Buyer at such Tier Closing:

                      (i)  Bill of Sale substantially in the form of EXHIBIT D
                                                                     -------
hereto;

                      (ii) Assignment and Assumption Agreement substantially in the form of EXHIBIT C hereto; and
            -------

                      (iii) Such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer marketable title to that portion of the Purchased Assets to be conveyed to Buyer at such Tier Closing.

               3.3.2 Certified resolutions of the Boards of Directors and shareholders of the Selling Parties authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.3.3 An opinion of Dow, Lohnes & Albertson, counsel to the Selling Parties, in form and substance reasonably acceptable to Buyer containing the opinions set forth on EXHIBIT F-2, along with usual and customary exceptions
                          -------
and qualifications;

               3.3.4 An officers' certificate signed by the President and the Chief Executive Officer of Phillips, or such other officer reasonably acceptable to Buyer, dated as of the date of such Tier Closing, in the form attached hereto as EXHIBIT E-2; and
   -------

               3.3.5 The Tier I Escrow Agreement or the Tier II Escrow Agreement, as applicable.

          3.4  Deliveries by Selling Parties at the Tier I Closing Only.  At the
               --------------------------------------------------------
Tier I Closing only, the Selling Parties shall duly execute and deliver or cause to be duly executed and delivered to Buyer the following:

               3.4.1 A license agreement permitting the Buyer to use the name "Phillips" and the Phillips Colleges, Inc. logo for a period of one year in the form of that attached hereto as EXHIBIT G (the "Trademark License Agreement");
                                -------

               3.4.2  A support services agreement in the form of EXHIBIT I
                                                                  -------
obligating Phillips to provide to Buyer certain administrative and computer support services (the "Support Services Agreement") as set forth therein; and

               3.4.3 A real estate purchase agreement in the form of that attached hereto as EXHIBIT J ("Real Property Agreement") obligating Buyer or its
                   -------
designee to purchase
certain real estate owned by the Sellers (the consideration to be paid under the Real Property Agreement is in addition to the Purchase Price payable for the Purchased Assets hereunder).

          3.5  Deliveries by Buyer at each Tier Closing.  At each Tier Closing,
               ----------------------------------------
Buyer shall deliver or cause to be delivered to the Selling Parties the following duly executed documents:

               3.5.1 The Assignment and Assumption Agreement substantially in the form of EXHIBIT C hereto;
            -------

               3.5.2 Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               3.5.3 An opinion of O'Melveny & Myers, counsel to the Buyer, in form and substance reasonably acceptable to the Selling Parties containing the opinions set forth on EXHIBIT F-1, along with usual and customary exceptions and
                      -------
qualifications;

               3.5.4 An officers' certificate signed by the President of Buyer, or such other officer reasonably acceptable to Selling Parties, dated as of the date of such Tier Closing, in the form attached hereto as EXHIBIT E-1; and
                                                          -------

               3.5.5 The Tier I Escrow Agreement or the Tier II Escrow Agreement, as applicable.

          3.6  Deliveries by Buyer at the Tier I Closing Only.  At the Tier I
               ----------------------------------------------
Closing only, the Buyer shall deliver or cause to be delivered to the Phillips Payee the following:

               3.6.1 The Tier I Payment by wire transfer of immediately available funds payable to the Phillips Payee in the amount of $14,000,000.

               3.6.2  The following agreements duly executed by Buyer:

                      (i)    The Trademark License Agreement;

                      (ii)   The Support Services Agreement;

                      (iii)  The Real Property Agreement;

                      (iv) The Promissory Note in the principal amount of $1,100,000 substantially in the form attached hereto as EXHIBIT L ("Interim
                                                        -------
Note");

                      (v)    The Escrow Funding Note; and

                         (vi) The Guaranty substantially in the form attached
hereto as EXHIBIT N, pursuant to which Buyer guarantees the obligations of
          -------
Rhodes, Rhodes Group and FMU under the Secondary Agreement.

               3.7  Delivery by Buyer at the Tier II Closing Only. At the Tier
                    ---------------------------------------------
II Closing only, Buyer shall deliver or cause to be delivered (a) to the Phillips Payee the Tier II Payment (less the Tier II Escrow Amount), by wire transfer of immediately available funds and (b) to the escrow agent pursuant to the Tier II Escrow Agreement, the Tier II Escrow Amount, by wire transfer of immediately available funds.

                                  ARTICLE IV
                                  TERMINATION

               4.1  Termination. This Agreement may be terminated only as
                    -----------
follows and in each case only by written notice:

                    4.1.1 At any time by mutual written consent of the Selling Parties and Buyer; and

                    4.1.2 With respect to the provisions of this Agreement relating to the purchase of the Tier II Schools only, on December 31, 1996 by either party if the Tier II Closing has not occurred.

               4.2  Effect of Termination.  In the event of termination of this
                    ---------------------
Agreement by either Buyer or the Selling Parties in accordance with Section 4.1 above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or the Selling Parties (or their respective officers or directors) to the other; provided, however, that this Section 4.2 in
                                     --------  -------
no way limits the obligations of the parties set forth in Sections 9.12, 9.13, 9.14, 9.15, 9.16, 9.17 and 9.18 hereof, which obligations shall survive the termination. If this Agreement is terminated as provided in Section 4.1 above, each of Buyer and the Selling Parties shall, and shall cause its respective representatives to, either destroy or redeliver to such other party all documents, work papers and other materials relating to the transactions contemplated hereby or to the business or operations of the other party, whether so obtained before or after the execution hereof, and all such information received by Buyer or the Selling Parties, as the case may be, (other than information which is in or becomes part of the public domain by publication or otherwise through no fault of such party or which has heretofore been or is hereafter filed or available as public information with any governmental authority) shall be kept confidential, except as required by law. In addition, each of Buyer and the Selling Parties shall cooperate in good faith following termination of this Agreement to provide any information or documents reasonably required by the other party in connection with preparation of such party's financial statements and tax returns.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

               As a material inducement to Buyer to enter into this Agreement, to purchase the Purchased Assets and assume the Assumed Liabilities, the Selling Parties hereby represent and warrant with respect to the Purchased Assets related to the Tier I Schools as of the date hereof, that:

               5.1  Corporate Power.  The Selling Parties have all requisite
                    ---------------
corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

               5.2  Capacity; Authorization; Binding Effect. Each of the Selling
                    ---------------------------------------
Parties has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Each of the Selling Parties has the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except for the Permitted Exceptions (as defined in Section 5.4 below). All corporate and other proceedings required to be taken by or on the part of the Selling Parties, including all action required to be taken by the directors or stockholders of the Selling Parties, to authorize the Selling Parties to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at each Tier Closing, duly executed and delivered by the Selling Parties and constitute, or will when delivered constitute, the valid and binding obligations of the Selling Parties, enforceable against the Selling Parties, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity or otherwise).

               5.3  No Conflicts.  Except as set forth on SCHEDULE 5.3, the
                    ------------                          --------
execution, delivery and performance of this Agreement and each other document being executed by the Selling Parties in connection herewith, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to the Selling Parties; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of the Selling Parties, any material instrument, license, agreement or commitment to which a Selling Party is a party or by which any of its assets or properties is bound, which breach might reasonably be expected to have a material adverse effect on the Purchased Assets; (c) constitute a violation of any order, judgment or decree to which a Selling Party is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those which will be effected by the Selling Parties prior to the Tier I Closing.

               5.4  Title to the Purchased Assets. The Selling Parties own
                    -----------------------------
outright, and have good and marketable title to, all of the Purchased Assets, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than the Assumed Liabilities, liens for current taxes not yet due and payable and as otherwise disclosed in SCHEDULE 5.4 hereto
                                                  --------
(collectively, the "Permitted Exceptions").

               5.5  Tradenames; Confidential Information. All tradenames,
                    ------------------------------------
trademarks or service marks and all forms, derivatives and graphic presentations thereof of Selling Parties having any material value to the operation of any Tier I School are set forth on SCHEDULE 5.5 attached hereto (collectively, the
                               --------
"Tradenames"). Selling Parties have the exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and SCHEDULE 5.5 sets forth all registrations of each Tradename as a
          --------
trademark, servicemark or assumed name. Except for the Trademark License Agreement and except as otherwise set forth on SCHEDULE 5.5, Selling Parties
                                               --------
have not licensed any other person or entity to use any Tradename. Selling Parties have not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and to the best of Selling Parties' knowledge, no basis exists for any such suit. Except as disclosed on SCHEDULE
                                                                     --------
5.5, Selling Parties are not on notice of any infringement, violation or breach of the Tradename by any other person or entity. Except as otherwise set forth on
SCHEDULE 5.5, Selling Parties have the right to use and license, free and clear
--------
of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of any Tier I School. Selling Parties are not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Selling Parties in connection with the operation of any Tier I School.

               5.6  Insurance. SCHEDULE 5.6 attached hereto sets forth the
                    ---------  --------
insurance coverages maintained by Sellers on the Purchased Assets including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other insurance held by Sellers and all binders for insurance to be purchased on or before the date of the Tier I Closing, in order to replace policies expiring prior to the date of the Tier I Closing. Such policies and binders are in full force and effect, and, except as set forth on SCHEDULE 5.6, there is no material breach or
                                    --------
default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. Except for amounts deductible under such policies of insurance and except as otherwise set forth on SCHEDULE 5.6, Sellers are not and
                                               --------
have not been, prior to the date hereof, subject to liability as a self-insurer for the Tier I Schools. Except as set forth on SCHEDULE 5.6, there are no claims
                                               --------
pending or threatened under any of said policies pertaining to any Tier I School or disputes with underwriters regarding coverage under such policies pertaining to any Tier I School. Except as set forth on SCHEDULE 5.6, to the best of
                                             --------
Selling Parties' knowledge, the execution and delivery of this Agreement will not result in the loss to Sellers of any of the insurance policies listed or impair the rights of Sellers with respect to liabilities arising in connection with the operation of any Tier I School prior to the Tier Closings. To the extent that the Purchased Assets are of a type which are generally insured, then such Purchased Assets are insurable. Within the five years prior to the date hereof, Sellers have not been denied insurance for any Tier I School, or been offered insurance for any Tier I School only at a commercially prohibitive premium.

               5.7  Absence of Certain Changes.  Except as contemplated by this
                    --------------------------
Agreement or as set forth on SCHEDULE 5.7 attached hereto, since August 31,
                             --------
1996, there has not been, occurred or arisen:

                    5.7.1 any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of the Selling Parties used in connection with the operations of any Tier I School (tangible or intangible), except in the ordinary course of business;

                    5.7.2 any material adverse change in the financial condition, assets, liabilities (absolute, accrued or contingent) reserves or operations of any of the following (each a "Material Asset"): (i) Orlando College - South; (ii) Tampa College - Main; (iii) Tampa College - Pinellas; (iv) all Florida Schools listed on EXHIBIT B, taken as a whole,
                                                  -------
     but not including the Schools listed in clauses (i)-(iii) above; or (v) all Rhodes Schools and Rhodes Group Schools listed on EXHIBIT B, taken as a
                                                       -------
     whole, or any one thereof;

                    5.7.3 any damage, destruction or loss, whether or not covered by insurance, materially adverse to the Purchased Assets;

                    5.7.4 any change in any material respect in the business policies or practices of any Tier I School or a failure to operate the business of any Tier I School in the ordinary course with a view to preserving such business intact, to retaining the services of the present officers, employees and agents of Sellers employed or providing services in connection with the operation of such Tier I School and with a view to preserving the business relationships of such Tier I School with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others; or

                    5.7.5 any agreement, whether in writing or otherwise, to take any action described in this Section 5.7.

               5.8  Solvency. As of the date of this Agreement, none of the
                    --------
Selling Parties has any intention of filing a petition under any chapter of the United States Bankruptcy Code, nor does any Selling Party have any knowledge of any person or entity threatening or having any intention of filing an involuntary petition under any chapter of the United States Bankruptcy Code against any of the Selling Parties.

               5.9  Delivery of Documents. All material documents, instruments,
                    ---------------------
agreements and records of Sellers relating to the Purchased Assets, the Assumed Liabilities, the representations and warranties of the Selling Parties contained in this Agreement and/or the operation of the Tier I Schools which have been delivered or made available to Buyer are true, correct and complete in all material respects.

               5.10 Disclosure. Neither this Agreement, the Secondary Agreement
                    ----------
nor any of the schedules, exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer in writing by or on behalf of the Selling Parties with respect to the transactions contemplated hereby or thereby contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made. There is no fact which the Selling Parties have not disclosed to Buyer pursuant to this Agreement, the Secondary Agreement or otherwise in writing and of which any of Joseph A. Bondi, Cynthia R. Cofield,
C. Ronald Kimberling, Arthur Galaskewicz and any of the presidents of the Tier I Schools is aware which has had or may reasonably be anticipated to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation or reputation of the Tier I Schools.

               5.11 Incorporation by Reference. All representations and
                    --------------------------
warranties of the Selling Parties made in the Secondary Agreement are hereby incorporated by reference.

               5.12 Survival of Representations and Warranties.  Subject to the
                    ------------------------------------------
limitations in Sections 9.12 and 9.14 hereof, the representations and warranties of the Selling Parties contained in this Agreement shall survive the Tier Closings through the second (2nd) anniversary of the Tier I Closing Date.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

               As a material inducement to the Selling Parties to enter into this Agreement, and to sell the Purchased Assets, Buyer hereby represents and warrants as of the date hereof, that:

               6.1  Incorporation; Authority.  Buyer is a corporation, duly
                    ------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by Buyer in connection with or pursuant hereto (the "Ancillary Documents") and to consummate the transactions contemplated hereunder.

               6.2  Due Authorization; Binding Agreement. Buyer has the power,
                    ------------------------------------
legal capacity and authority to execute, deliver and perform this Agreement. The execution and delivery by Buyer of this Agreement and all Ancillary Documents and the performance by Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Documents have been duly executed and delivered by Buyer. This Agreement and all Ancillary Documents constitute the legal, valid and binding obligation and act of Buyer enforceable in accordance with the respective terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

               6.3  No Violation or Conflict.  The execution, delivery and
                    ------------------------
performance of this Agreement and the Ancillary Documents, the consummation of the transactions provided for herein and therein, and the fulfillment of the terms hereof and thereof by Buyer will not violate any material provision of law applicable to Buyer, with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, or result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause an acceleration of, any obligation of Buyer under any material agreement, license, indenture, commitment or other instrument to which it is a party or by which any of its assets or properties is bound, or constitute a violation of any judgment, decree, or order, or award of any court, governmental body, or arbitrator, or applicable law, rule or regulation applicable to Buyer, its assets or properties, or require any approval of, or filing or registration with any governmental entity or regulatory authority.

               6.4  No Undisclosed Liabilities. Buyer has no liability or
                    --------------------------
obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (i) liabilities incurred in the ordinary course of Buyer's business prior to date of the Tier I Closing or Tier II Closing, as applicable, and (ii) liabilities and obligations created by this Agreement and the Ancillary Documents.

               6.5  Consents and Approvals. No consent, approval or
                    ----------------------
authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any third person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby other than those set forth in
SCHEDULE 6.5, all of which shall have been obtained by Buyer prior to the
--------
applicable Tier Closing to which such approval relates.

               6.6  Disclosure. Neither this Agreement nor any representation or
                    ----------
warranty by Buyer in this Agreement or the Ancillary Documents, nor any exhibit, certificate, schedule attachment or document furnished or to be furnished by Buyer pursuant hereto or thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

               6.7  Capitalization.  Each of Buyer and, by their joinder in the
                    --------------
execution hereof, Rhodes, Rhodes Group, FMU and Corinthian Schools, Inc. hereby represents and warrants as of the date hereof that Buyer is the legal and beneficial owner of all of the capital stock of each of Rhodes and Corinthian Schools, Inc., and Rhodes is the legal and beneficial owner of all of the capital stock of FMU and Rhodes Group. For purposes hereof, Rhodes, the

Rhodes Group, Corinthian Schools, Inc. and FMU are hereinafter collectively referred to as the "Buyer Parties".

               6.8  Survival of Representations and Warranties. The
                    ------------------------------------------
representations and warranties of the Buyer contained in this Agreement shall survive the Tier Closings through the second (2nd) anniversary of the Tier I Closing Date, subject to the limitations in Sections 9.13 and 9.14 hereof.


                                  ARTICLE VII
                                   COVENANTS

               7.1  Covenants of the Selling Parties Pending Tier II Closing.
                    --------------------------------------------------------
With respect to the Tier II Schools, the Selling Parties covenant and agree with Buyer that from and after the date hereof and until the Tier II Closing or the termination of this Agreement pursuant to Article IV hereof, the Selling Parties
(i) shall use their best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Buyer's obligations to consummate and complete the sale provided herein including, without limitation, satisfaction of the conditions set forth in Article VIII, hereof and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay prior to delinquency any taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets, (iv) shall not make or authorize the making of any capital expenditure except for the performance of obligations previously incurred, or expenditures in the ordinary course or the replacement of equipment or tangible property necessary to the operations of the business of Sellers, (v) shall promptly notify Buyer of any notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or any fact or circumstance of which Sellers have knowledge which would make any representation or warranty set forth herein materially untrue or inaccurate as of the applicable date of the Tier II Closing, or any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Sellers,
(vi) shall not take any action outside the ordinary course of business that would adversely affect any Selling Party's title to the Purchased Assets to be transferred to Buyer at the Tier II Closing and (vii) until the earlier of the Tier II Closing or termination of this Agreement, shall not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Tier II Schools to any potential buyer other than Buyer. In addition, from and after the date hereof until the termination of this Agreement in accordance with Article IV hereof, Sellers shall (a) operate the Tier II Schools in the ordinary course of business consistent with past practices, including processing of accounts receivable and accounts payable in accordance with past practices, and processing and paying refunds to students at the Tier II Schools in the ordinary course of business consistent with Sellers' past practices, and (b) will use their commercially reasonable efforts to cause any employee of any Seller to whom Buyer has proposed to extend an offer of employment to continue to perform and exercise his or her duties (including the duty of loyalty) to such Seller during such period.

               7.2  Support Services Covenants.  Phillips covenants that it will
                    --------------------------
maintain its corporate existence during the term of the Support Services Agreement.

               7.3  Covenants of Buyer Pending Tier II Closing. Buyer covenants
                    ------------------------------------------
and agrees with the Selling Parties that from and after the date hereof and until the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its best efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Sellers' obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms; (ii) shall not interfere with the performance by Sellers of their obligations under this Agreement; and (iii) shall secure financing sufficient to allow Buyer to consummate the purchase of the Purchased Assets in accordance with the terms of this Agreement. Subject to and in accordance with the terms of the Real Property Agreement (as defined in Section 3.4.3), Buyer shall purchase from Sellers the real property located at Blair Junior College, Parks College (Denver North), Parks College (Denver South), Orlando College -Melbourne, and Tampa College -Main, for an aggregate purchase price of $3,393,600.

               7.4  Closing and Post-Closing Covenants.
                    ----------------------------------

                    7.4.1  Further Assurances. From time to time after each
                           ------------------
Tier Closing, (i) each of the Selling Parties will use its reasonable efforts for as long as it continues its corporate existence to execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Selling Parties may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of the Selling Parties to be assumed by Buyer pursuant to this Agreement and the Assignment and Assumption Agreement and to otherwise carry out the purpose and intent of this Agreement.

                    7.4.2  Mutual Cooperation. The parties shall use reasonable
                           ------------------
efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition ownership of the Schools from Sellers to Buyer. Before and after each Tier Closing, the Selling Parties shall use their best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the Schools, including furnishing Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of necessary filings, submissions or applications to any Regulatory Agency in connection with the transactions contemplated hereby.

                    7.4.3  Access to Employees. From and after the Tier I
                           -------------------
Closing, each of Buyer and the Selling Parties shall afford to the other party, its officers, counsel, accountants and other authorized representatives (the "Requesting Party") access to the other party's employees who currently are employed by the Selling Parties, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with any claim, action, litigation, program review, audit or other proceeding involving the Selling Parties, a School or any other school previously owned or operated by the Selling Parties, except where such claim, action, litigation or other proceeding is between the parties to this Agreement. Each party shall use its reasonable efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigations, program reviews, audits and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

               7.5  Access and Maintenance of Records. From and after the Tier I
                    ---------------------------------
Closing, each party shall afford the other party, its officers, counsel, accountants and other authorized representatives and any Regulatory Agency (the "Reviewing Party") access to the other party's properties, books, records, files or documents, at any time and from time to time upon reasonable notice from the Reviewing Party, as reasonably required by the Reviewing Party. Until seven years after the Tier I Closing or until the expiration of the record retention period under relevant Regulatory Agency requirements, if longer, no party to this Agreement will destroy or otherwise dispose of or change the storage format of any of the properties, books, records, files or documents relating to the Purchased Assets without giving the parties on the other hand thirty (30) days' prior written notice and an opportunity to take possession or make extracts or copies thereof. "Properties, books, records, files or documents" shall include, but not be limited to, copies of any insurance policies, testing logs, application forms, all student records, including academic and financial aid records and files, attendance records, all accounting records, including student accounts, accreditation reports, personnel files, financial statements, operational reports, school policies, correspondence, all reports prepared for or provided to any Regulatory Agency, all records that the Schools retained pursuant to relevant Regulatory Agency requirements and any other properties, books, records, files or documents that are provided to Buyer pursuant to
Section 1 of this Agreement. The Buyer shall permit the Secretary of Education or the Secretary's authorized representatives to have access to and examine and make copies of any properties, books, records, files or documents of Buyer in accordance with applicable statutory or regulatory requirements. Any document or other information obtained from a party hereunder that is designated by such party as confidential shall be maintained in confidence by the Reviewing Party, except to the extent that the Reviewing Party is required by law or regulation to disclose all or part of such document or information or deems it appropriate to do so in connection with any administrative, regulatory or judicial process.

               7.6  Coordination of Agreements.  In determining whether the
                    --------------------------
representations and warranties of the Selling Parties are true and correct in all material respects or whether the Selling Parties shall have performed in all material respects all of the obligations, covenants and agreements in this Agreement to be performed by it, the Purchased Assets, the Material Assets and the transactions contemplated by this Agreement and the Secondary Agreement and any other agreements, notes or documents executed in connection with the transactions contemplated by this Agreement and the Secondary Agreement must be considered in combination as if the Purchased Assets as defined in this Agreement and the Secondary Agreement were to be conveyed pursuant to a single agreement.

               7.7  Guaranty. Buyer hereby agrees that as long as any amounts
                    --------
are outstanding, due or owing to any of the Selling Parties by any of the Buyer Parties pursuant to this Agreement, the Secondary Agreement, the Ancillary Documents (as defined hereunder and under the Secondary Agreement), the Real Property Agreement, the Interim Note, the Escrow Funding Note and any other agreement, certificate, instrument, deed of trust, promissory note or document related hereto or thereto or otherwise, (a) Buyer shall provide written notice to the Selling Parties of any change in the Ultimate Parent of any of the Buyer Parties or if its capital stock becomes owned by an Ultimate Parent and (b) upon any person or entity becoming an Ultimate Parent of any of the Buyer Parties, Buyer shall cause such person or entity to execute and deliver to the Selling Parties a guaranty in the form of EXHIBIT N hereto and shall cause such guaranty
                                  -------
to remain the legal, valid and binding obligation of such person or entity, enforceable against such person or entity in accordance with its terms. For purposes hereof, an "Ultimate Parent" of any of the Buyer Parties is the Parent, which, from time to time, controls, directly or indirectly, every other Parent of such Buyer Party. For purposes hereof, a "Parent" is any entity or person that, from time to time, directly or indirectly, owns any equity or voting interest in an entity or person, other than in the capacity as a stockholder of a public company.

               7.8  Limitation on Dividends. So long as any amounts are
                    -----------------------
outstanding, due or owing to any of the Selling Parties by any of the Buyer Parties pursuant to this Agreement, the Secondary Agreement, the Ancillary Documents (as defined hereunder and under the Secondary Agreement), the Real Property Agreement, the Interim Note, the Escrow Promissory Note and any other agreement, certificate, instrument, deed of trust, promissory note or document related hereto or thereto or otherwise, the Buyer shall not (i) declare or pay any dividends upon the Buyer's common stock, whether in cash, in-kind property or otherwise; (ii) allocate or otherwise set apart any sum for the payment of any dividend on any shares of the Buyer's common stock; (iii) redeem any of Buyer's common stock on a pro-rata basis; or (iv) sell more than thirty percent (30%) of the fair market value of its assets in any twelve-month period.


                                 ARTICLE VIII
                                  CONDITIONS

               8.1  Conditions Precedent to Obligations of Buyer at Each Tier
                    ---------------------------------------------------------
Closing.  The obligation of Buyer to complete the purchase of Purchased Assets
-------
at the Tier II Closing as provided for herein is subject to the fulfillment or satisfaction on or before the Tier II Closing of each of the conditions set forth below, any of which may be waived by Buyer in writing.

                    8.1.1 All representations and warranties of each of the Selling Parties contained in this Agreement shall be true and correct in all material respects with respect to the Tier II Schools as of the date of the Tier II Closing (except to the extent such representations and warranties speak of a particular date), and Buyer shall have received a certificate signed by one executive officer of Phillips, substantially in the form as set forth in EXHIBIT E-2, to such effect;
-------

               8.1.2 Each of the Selling Parties shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement to be performed by it on or before the date of the Tier II Closing with respect to the Tier II Schools, and Buyer shall have received a certificate signed by one executive officer of Phillips, substantially in the form as set forth in EXHIBIT E-2, to such effect;
                     -------

               8.1.3 All instruments and documents required on the part of each of the Selling Parties to effectuate and consummate the transactions contemplated hereby as of the Tier II Closing including those set forth in
Article III, shall be delivered by the appropriate Selling Party and shall be in form and substance reasonably satisfactory to Buyer and its counsel;

               8.1.4 No law or order shall have been enacted, entered, issued, or promulgated by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

               8.1.5 Buyer shall have received satisfactory evidence that all liens (other than the Permitted Exceptions) on the Purchased Assets have been terminated and completely released of record.

          8.2  Intentionally Omitted.

          8.3  Conditions Precedent to Obligations of Buyer at the Tier II
               -----------------------------------------------------------
Closing.  Buyer shall have no obligation to purchase the Purchased Assets
-------
related to any Tier II School unless, prior to October 31, 1996, Buyer receives official written determination from the ED that such Tier II School's official 1994 CDR is less than 25% (a "CDR Verification"). The Tier II Payment shall equal the sum of the Tier II Value Prices listed on EXHIBIT K for all Tier II
                                                    -------
Schools for which Buyer receives CDR Verifications. In the event any such official written notification from the ED provides that the official 1994 CDR for any Tier II School is less than 20%, then the Tier II Payment (and, as a result, the Purchase Price) shall be increased by an amount equal to the excess of such School's Alternate Tier II Value Price over such School's Tier II Value Price, all as listed on EXHIBIT K.
                        -------

          8.4  Conditions Precedent to Obligations of Selling Parties.  The
               ------------------------------------------------------
obligations of the Selling Parties to complete the sale of Purchased Assets related to the Tier II Schools as provided for herein are subject to the fulfillment or satisfaction on or before the date of the Tier II Closing of each of the conditions set forth below, any of which may be waived by the Selling Parties in writing.

          8.4.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of the Tier II Closing with the same force and effect as if the same had been made on and as of the date of the Tier II Closing (except to the extent such representations and warranties speak of a particular date), and the Selling Parties shall have received a certificate signed by two executive officers of Buyer, substantially in the form as set forth in EXHIBIT E-1, to such effect;
                                                 -------

          8.4.2  Buyer shall have performed in all material respects all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the date of the Tier II Closing, and the Selling Parties shall have received a certificate signed by two executive officers of Buyer, substantially in the form as set forth in EXHIBIT E-1, to such effect;
                                                 -------

          8.4.3 All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby including those set forth in Article III shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to the Selling Parties and their counsel;

          8.4.4 No law or order shall have been enacted, entered, issued, or promulgated by any governmental entity which prohibits or restricts the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

          8.4.5 The Selling Parties shall have received from counsel of Buyer the opinion referenced in Section 3.5.3 above dated as of the date of the Tier II Closing.

          8.4.6  Additional Conditions - Simultaneous Closing and
                 ------------------------------------------------
Coordination with Secondary Agreement.  Notwithstanding any other provision of
-------------------------------------
this Agreement or the Secondary Agreement, the Selling Parties, Buyer and, by their joinder in the execution hereof, Rhodes, the Rhodes Group and FMU, agree as follows:

                 (a) (i) that the Tier I Closing under the Secondary
Agreement shall occur simultaneously with the Tier I Closing under this Agreement, and (ii) that the obligations of the Selling Parties to complete the sale of the Purchased Assets related to the Tier II Schools under this Agreement and the obligations of the Selling Parties to consummate the transactions related to the Tier II Schools contemplated by the Secondary Agreement are subject to the condition that the Tier II Closing under the Secondary Agreement shall occur simultaneously with the Tier II Closing under this Agreement; provided, however, that Selling Parties may not assert such conditions precedent as a basis to fail to close, if the failure of such conditions results from the breach by the Selling Parties of their agreements, representations, warranties or covenants hereunder or under the Secondary Agreement;

                 (b) (i) that the Tier I Closing under the Secondary Agreement shall occur simultaneously with the Tier I Closing under this Agreement, and
(ii) that the obligations of Buyer to complete the purchase of the Purchased Assets related to the Tier II Schools under this Agreement and the obligations of Rhodes, the Rhodes Group, and FMU to consummate the transactions related to the Tier II Schools contemplated by the Secondary Agreement are subject to the condition that the Tier II Closing under the Secondary Agreement shall occur simultaneously with the Tier II Closing under this Agreement; provided, however, that Buyer, FMU, the Rhodes Group or Rhodes may not assert such conditions precedent as a basis to fail to close, if the failure of such conditions results from the breach by Buyer, Rhodes, the Rhodes Group or FMU of their agreements hereunder or under the Secondary Agreement.


                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1  Binding Effect. All terms and provisions of this Agreement shall
               --------------
be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any party without the prior written consent of all parties hereto. If Buyer desires to assign its right to acquire a portion of the Purchased Assets to an affiliated entity, the Selling Parties will consider such request in good faith and will not unreasonably withhold consent; provided, however, that Buyer shall remain liable for the payment of the entire Purchase Price notwithstanding such assignment or transfer. Without limiting the Selling Parties' rights of approval, the parties acknowledge that approval may be withheld if the Selling Parties believe such assignment may impair or otherwise negatively affect Buyer's ability to obtain timely all accreditations, approvals and consents (including, without limitation, ED certification of the Schools to participate in the Title IV Programs under the ownership of Buyer) contemplated in this Agreement.

          9.2  Notices.  All notices or other communications required or
               -------
permitted hereunder shall be in writing and shall be given or made by personal delivery, or by a nationally recognized courier service for overnight delivery.

               if to Buyer, Rhodes, the Rhodes Group or FMU, at:

                     Corinthian Colleges, Inc.
                     1932 East Deere, Suite 210
                     Santa Ana, California 92705
                     Attention: David Moore, President
               with a copy to:

                     O'Melveny & Myers LLP
                     610 Newport Center Drive, Suite 1700
                     Newport Beach, California 92660
                     Attention: David A. Krinsky, Esq.

               if to any of the Selling Parties, at:

                     Phillips Colleges, Inc.
                     One Hancock Plaza, Suite 1408
                     Gulfport, Mississippi  39501
                     Attention:  Joseph A. Bondi, Chief Executive Officer

               with a copy to:

                     Alvarez & Marsal, Inc.
                     885 Third Avenue
                     Suite 1700
                     New York, New York  10022-4802
                     Attention:  Joseph A. Bondi

               with a copy to:

                     Dow, Lohnes & Albertson PLLC
                     1200 New Hampshire Avenue, N.W., Suite 800
                     Washington, D.C.  20036-6802
                     Attention:  Lisa C. Bureau, Esq.

or at such other place as the party to whom such notice or communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt thereof in the case of hand delivery, or (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3  Entire Agreement.  This Agreement and the Secondary Agreement and
               ----------------
the documents referred to herein and therein and to be delivered pursuant hereto and thereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

          9.4  Risk of Loss or Damage; Insurance.  It is understood and agreed
               ---------------------------------
that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from the Selling Parties to Buyer unless and until the Tier I Closing whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of the Purchased Assets prior to the Tier I Closing, Buyer shall have the right, at its sole option, to elect to either terminate this Agreement or to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement.

          9.5  Waiver.  No waiver shall be deemed to have been made by any party
               ------
of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.6  Governing Law.  This Agreement shall be construed and interpreted
               -------------
according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

          9.7  Headings.  The headings of the articles and sections of this
               --------
Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.8  Counterparts.  This Agreement may be executed by the parties in
               ------------
one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.9  Severability.  In the event that any one or more terms or
               ------------
provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.10 Time is of the Essence.  The Selling Parties and Buyer agree that
               ----------------------
time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.11 Brokers or Finders.  None of the Selling Parties has retained any
               ------------------
broker or finder and is not and will not be obligated to pay any brokers' or finders' fee in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except for the retention of the management consulting firm of Alvarez & Marsal, Inc. ("A&M") by Phillips. Phillips is responsible for fees payable to A&M in respect of the transactions contemplated by this Agreement. The Buyer has not retained any broker or finder and is not and will not be obligated to pay any brokers' or finders' fee in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except for the retention of Banc One Capital Group by Buyer. Buyer is responsible for fees payable to Banc One Capital Group in respect of the transactions contemplated by this Agreement.

          9.12 Indemnification by Selling Parties.  The Selling Parties, jointly
               ----------------------------------
and severally, hereby indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers and directors from and against:

               (a) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any material breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of the Selling Parties contained in this Agreement, the Secondary Agreement or any other agreement, statement or certificate furnished or to be furnished by the Selling Parties in connection with the transactions contemplated hereby and thereby which is not cured within twenty (20) calendar days of written notice thereof from Buyer to the Selling Parties;

               (b) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any claim related to or arising out of the operation of the Schools prior to the Tier I Closing that are asserted with respect to any liabilities that are not Assumed Liabilities in this Agreement or in the Secondary Agreement; and

               (c) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.12.

          9.13 Indemnification by Buyer.  Buyer hereby indemnifies, defends and
               ------------------------
holds harmless each of the Selling Parties and their Affiliates and their respective officers and directors from and against:

               (a) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any material breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, the Secondary Agreement or any other agreement, statement or certificate furnished or to be furnished by Buyer in connection with the transactions contemplated hereby and thereby which is not cured within twenty (20) calendar days of written notice thereof from the Selling Parties to Buyer;

               (b) any loss, liability, claim, obligation, damage or deficiency resulting from or arising out of the failure by Buyer to pay, perform or discharge, or cause to be paid, performed or discharged, any of the Assumed Liabilities in this Agreement or in the Secondary Agreement; and

               (c) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this
Section 9.13.

          9.14 Procedure for Indemnification.
               -----------------------------

               9.14.1 The provisions of this Section 9.14 shall govern any claim for indemnification of Buyer and its Affiliates, pursuant to Section 9.12, or of the Selling Parties and their Affiliates, pursuant to Section 9.13 (each such party an "Indemnitee") against the party agreeing to provide indemnification hereunder (the "Indemnitor").

               9.14.2 The Indemnitee shall promptly give notice hereunder to the Indemnitor, but in no event more than the lesser of thirty (30) days or, with respect to third party claims, one-half (1/2) of the response time required with respect to the third party's notice to the Indemnitee, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Sections 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee
                                                   --------
shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all damages resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation,
(i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all damages resulting from, arising out of or incurred with respect to such judgment or settlement.

               9.14.3 If the Indemnitor is offered the opportunity, but does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all damages incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

               9.14.4  Indemnification Floor. Notwithstanding anything to the
                       ---------------------
contrary herein, any claim by an Indemnitee against an Indemnitor under this Agreement that has been Definitively Resolved (as hereinafter defined) against the Indemnitor, shall be payable by the Indemnitor only in the event and to the extent that the accumulated amount of all such Settled Claims, as hereinafter defined, shall exceed the amount of One Hundred Thousand Dollars ($100,000) in the aggregate, including any amounts claimed under any other agreement (including, without limitation, the Secondary Agreement) executed in connection with this Agreement (the "Basket Amount"). At such time as the aggregate amount of Settled Claims of an Indemnitor shall exceed the Basket Amount, such Indemnitor shall thereafter be liable on a dollar-for-dollar basis for all Settled Claims, including the Basket Amount.

               9.14.5  Payments from Escrow. The parties acknowledge and agree
                       --------------------
that all Settled Claims for which any of the Selling Parties is the Indemnitor shall initially be payable from amounts held pursuant to the Escrow Agreement in accordance with the provisions thereof. To the extent that the amount of a Settled Claim for which a Selling Party is the Indemnitor exceeds the amount in the escrow account, such Selling Party shall be liable for such Payable Claim.

               9.14.6  Maximum Liabilities.  In no event shall the maximum
                       -------------------
aggregate liability of the Selling Parties with respect to all claims under this
Article IX exceed the aggregate amount of the Purchase Price.

               9.14.7  Definition.  For purposes hereof, any claim for
                       ----------
indemnification hereunder shall be deemed to have been "Definitively Resolved" when any of the following has occurred:

                         (a) a claim is settled by mutual agreement of the
parties;

                         (b) forty-five (45) days have elapsed since the receipt
by the party against which indemnification has been claimed and the claiming party has not received on or before such date, a written notice disputing such claim; or

                         (c) a judgment, order or award of a court of competent
jurisdiction or arbitrator (pursuant to Section 9.18.2 or otherwise) or administrative judge deciding such claim has been rendered, as evidenced by a certified copy of such judgment, order or award ("Original Judgment"); provided, however, if the Original Judgment is reversed or modified on appeal, the Indemnitee shall repay the Indemnitor any amounts received by the Indemnitee from the Indemnitor as a result of the Original Judgment (with the Indemnitor remaining responsible for any amounts awarded to the Indemnitee in connection with a modification of the Original Judgment in excess of those amounts already paid); provided, however, that the Indemnitee must continue to appeal or challenge the Original Judgment in accordance with its rights if there is a reasonable basis to conclude that such Original Judgment could be reversed or modified on appeal.

          Any indemnity claim that has been Definitively Resolved against an Indemnitor is referred to herein as a "Settled Claim."

               9.14.8  Indemnification Time Limit. Notwithstanding any provision
                       --------------------------
of this Agreement to the contrary, no party shall be entitled to indemnification hereunder for any claim which is not asserted against such party within two (2) years of the Tier I Closing, if such claim relates to a Tier I School or the Tier I Closing or within two (2) years of the Tier II Closing, if such claim relates to a Tier II School or the Tier II Closing.

               9.14.9  Definition.  For purposes of this Agreement, the term
                       ----------
"Affiliate" of any person or entity means any corporation, partnership or other entity of which more than 50% of the securities or other ownership interests having by the terms thereof ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such Corporation, partnership or other entity, directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

          9.15 Exclusive Remedy. After the Tier I Closing, indemnification
               ----------------
pursuant to Sections 9.12 and 9.13 shall be the sole and exclusive remedies of the parties to this Agreement and the parties to the Secondary Agreement for any claims of any nature whatsoever, arising out of or relating to the transactions contemplated by this Agreement, the Secondary Agreement or the Ancillary Documents (except the Interim Note and the Escrow Funding Note), whether such claims may be asserted as a breach of contract, tort or otherwise.

          9.16 Limitation.  Notwithstanding anything in this Agreement to the
               ----------
contrary, no shareholder, partner, director, officer, employee, agent, manager or Affiliate of the Selling Parties (or any direct or indirect shareholder, partner, director, officer, employee, agent, manager or affiliate of any of them) shall have any liability of any nature whatsoever to Buyer as a result of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the Secondary Agreement or the Ancillary Documents or otherwise arising out of the transactions contemplated hereby or thereby.

          9.17 No Double Indemnification.  In no event shall Buyer or its
               -------------------------
Affiliates be entitled to indemnification hereunder for claims based upon any matters which were also the basis for any claims pursuant to which Buyer or its Affiliates received indemnification under the Secondary Agreement. In no event shall Buyer or its Affiliates be entitled to indemnification under the Secondary Agreement for claims based upon any matters which were also the basis for any claims pursuant to which Buyer or its Affiliates received indemnification under this Agreement. In no event shall the Selling Parties or their Affiliates be entitled to indemnification hereunder for claims for which the Selling Parties or their Affiliates received indemnification under the Secondary Agreement. In no event shall the Selling Parties or their Affiliates be entitled to indemnification under the Secondary Agreement for claims for which the Selling Parties or their Affiliates received indemnification under this Agreement.

          9.18 Dispute Resolution and Arbitration.
               ----------------------------------

               9.18.1  Negotiation Between Executives. The parties shall attempt
                       ------------------------------
in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days of such notice, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence of California and other states' Rules of Evidence.

               9.18.2  Arbitration. Any dispute arising out of or relating to
                       -----------
this Agreement or the breach, termination or the validity thereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section
9.18.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current End Dispute-Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 et seq. and the parties intend this procedure to be
                             ------
specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orange County, California. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

          9.19 Third Party Beneficiaries.  This Agreement shall be binding upon,
               -------------------------
be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.20 Bulk Transfers.  If Buyer requests, Selling Parties will comply
               --------------
with any applicable bulk transfer laws. If Buyer does not so request, Buyer and Selling Parties each hereby waives compliance with any applicable bulk transfer laws in connection with the sale of the Purchased Assets hereunder and Selling Parties hereby agree to indemnify Buyer against and hold Buyer harmless from any and all damages and liabilities (including reasonable attorneys' fees) relating to or resulting from such non-compliance.

          9.21 Expenses.  Except as otherwise provided in this Agreement, each
               --------
party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement and the Ancillary Documents, including all fees and expenses of counsel, accountants, agents and representatives.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 17th day of October, 1996.

                                         CORINTHIAN COLLEGES, INC.


                                              /s/ David G. Moore
                                         By: --------------------------------
                                         Name: ______________________________
                                         Title: _____________________________


                                         CORINTHIAN SCHOOLS, INC.


                                              /s/ David G. Moore
                                         By: ---------------------------------
                                         Name: _______________________________
                                         Title: ______________________________



                                         RHODES COLLEGES, INC.


                                              /s/ David G. Moore
                                         By: ---------------------------------
                                         Name: _______________________________
                                         Title: ______________________________


                                         RHODES BUSINESS GROUP, INC.


                                              /s/ David G. Moore
                                         By: ---------------------------------
                                         Name: _______________________________
                                         Title: ______________________________


                                         FLORIDA METROPOLITAN UNIVERSITY, INC.


                                              /s/ David G. Moore
                                         By: ---------------------------------
                                         Name: _______________________________
                                         Title: ______________________________

                                         FLORIDA METROPOLITAN UNIVERSITY, INC.


                                              /s/ David G. Moore
                                         By: ---------------------------------
                                         Name: _______________________________
                                         Title: ______________________________



                                         PHILLIPS COLLEGES, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By: ---------------------------------
                                         Name ________________________________
                                         Title _______________________________


                                         BLAIR BUSINESS COLLEGE, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By: ----------------------------------
                                         Name: ________________________________
                                         Title: _______________________________



                                         PHILLIPS COLLEGE OF DENVER, INC.



                                             [SIGNATURE ILLEGIBLE]
                                         By:----------------------------------
                                         Name: _______________________________
                                         Title: ______________________________


                                         TO-BA CORPORATION


                                            [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title:________________________________

                                         PHILLIPS COLLEGE OF LOS ANGELES, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title:________________________________


                                         PHILLIPS EDUCATIONAL SERVICES OF NEW
                                             YORK CITY, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title:________________________________


                                         PHILLIPS EDUCATIONAL GROUP OF
                                             PENNSYLVANIA, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title:________________________________


                                         PHILLIPS EDUCATIONAL GROUP OF
                                             PORTLAND, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name: ________________________________
                                         Title:________________________________

                                         ROCHESTER BUSINESS INSTITUTE, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:----------------------------------
                                         Name:________________________________
                                         Title:_______________________________


                                         PHILLIPS EDUCATIONAL GROUP OF UTAH,
                                             INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title:________________________________


                                         PHILLIPS EDUCATIONAL GROUP OF
                                             MISSOURI, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:-----------------------------------
                                         Name:_________________________________
                                         Title: _______________________________


                                         PHILLIPS EDUCATIONAL GROUP OF CENTRAL
                                             FLORIDA, INC.


                                             [SIGNATURE ILLEGIBLE]
                                         By:----------------------------------
                                         Name:________________________________
                                         Title:_______________________________

                                   EXHIBIT A
                                   -------

                       LIST OF SUBSIDIARIES OF PHILLIPS


1.   Blair Business College, Inc. (a Colorado corporation)

2.   Phillips College of Denver, Inc. (a Colorado corporation)

3.   TO-BA Corporation (a Nevada corporation)

4.   Phillips College of Los Angeles, Inc. (a California corporation)

5. Phillips Educational Services of New York City, Inc. (a New York corporation)

6. Phillips Educational Group of Pennsylvania, Inc. (a Pennsylvania corporation)

7.   Phillips Educational Group of Portland, Inc. (an Oregon corporation)

8.   Rochester Business Institute, Inc. (a New York corporation)

9.   Phillips Educational Group of Utah, Inc. (a Utah corporation)

10.  Phillips Educational Group of Missouri, Inc. (a Missouri corporation)

11.  Phillips Educational Group of Central Florida, Inc. (a Florida corporation)

                                   EXHIBIT B
                                   -------

                                  BID PRICES

TIER I SCHOOLS


          NAME; LOCATION                           STATE  TIER I BID PRICE
          --------------                           -----  ----------------
RHODES SCHOOLS:

Western Business College; Portland                  OR         $ 1,600,000

Blair Junior College; Colorado Springs              CO         $   700,000

Parks College (North); Denver                       CO         $   100,000

Parks College (South); Aurora                       CO         $   300,000

Phillips College; Las Vegas                         NV         $   200,000

Phillips Junior College of Salt Lake City; Salt     UT         $   400,000
Lake City

Phillips Junior College; Springfield                MO         $   500,000

RHODES GROUP SCHOOLS:

Duff's Business Institute; Pittsburgh               PA         $   400,000

Rochester Business Institute; Rochester             NY         $   300,000

FLORIDA SCHOOLS:

FMUS* - Ft. Lauderdale College; Ft.                 FL         $   225,000
Lauderdale

FMUS* - Orlando College (North); Orlando            FL         $ 1,700,000

FMUS* - Orlando College (South); Orlando            FL         $ 2,800,000

FMUS* - Orlando College (Melbourne);                FL         $   325,000
Melbourne

FMUS* - Tampa College (Main); Tampa                 FL         $ 6,500,000

FMUS* - Tampa College (Brandon); Tampa              FL         $ 1,500,000

FMUS* - Tampa College (Pinellas); Clearwater        FL         $ 3,800,000

FMUS* - Tampa College; Lakeland                     FL         $   650,000
--------------------------------------------------------------------------
Aggregate Tier I Bid Price                                     $22,000,000

_________________
*   FMUS means the Florida Metropolitan University System.

Tier II Schools

                                                      ALTERNATE
       LOCATION         STATE  TIER II BID PRICE  TIER II BID PRICE
-------------------------------------------------------------------
RHODES SCHOOLS:

Phillips Junior          CA           $1,200,000         $2,400,000
College (Van Nuys);
Northridge

RHODES GROUP

Taylor Business          NY           $1,200,000         $1,200,000
Institute; New York

                                   EXHIBIT K
                                   -------

                                 VALUE PRICES

TIER I SCHOOLS

               NAME; LOCATION                 STATE  TIER I VALUE PRICE
               --------------                 -----  ------------------
RHODES SCHOOLS:

Western Business College; Portland             OR         $ 1,200,000

Blair Junior College; Colorado Springs         CO         $   525,000

Parks College (North); Denver                  CO         $    75,000

Parks College (South); Aurora                  CO         $   225,000

Phillips College; Las Vegas                    NV         $   150,000

Phillips Junior College of Salt Lake City;     UT         $   300,000
Salt Lake City

Phillips Junior College; Springfield           MO         $   375,000

RHODES GROUP SCHOOLS:

Duff's Business Institute; Pittsburgh          PA         $   300,000

Rochester Business Institute; Rochester        NY         $   225,000

FLORIDA SCHOOLS:

FMUS - Ft. Lauderdale College; Ft.             FL         $   168,750
Lauderdale

FMUS - Orlando College (North); Orlando        FL         $ 1,275,000

FMUS - Orlando College (South); Orlando        FL         $ 2,100,000

FMUS - Orlando College (Melbourne);            FL         $   243,750
Melbourne

FMUS - Tampa College (Main); Tampa             FL         $ 4,875,000

FMUS - Tampa College (Brandon); Tampa          FL         $ 1,125,000

FMUS - Tampa College (Pinellas);               FL         $ 2,850,000
Clearwater

FMUS - Tampa College; Lakeland                 FL         $   487,500
-----------------------------------------------------------------------
Aggregate Tier I Value Price                              $16,500,000

TIER II SCHOOLS

                                                                           ALTERNATE
       LOCATION         STATE          TIER II VALUE PRICE            TIER II VALUE PRICE
------------------------------------------------------------------------------------------
Phillips Junior          CA                  $900,000                      $1,800,000
 College (Van Nuys);
 Northridge

RHODES GROUP

Taylor Business          NY                  $900,000                      $  900,000
Institute; New York

                                      K-2